CARMAX REPORTS FIRST QUARTER RESULTS

Richmond, Va., June 18, 2008 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2008.

▪	Total sales increased 3% to $2.21 billion from $2.15 billion in the first quarter of last year. This increase was led by a 6% increase in used vehicle revenues.

▪	Comparable store used unit sales rose 1% for the first quarter.

▪	Total used unit sales grew 10% for the first quarter.

▪	Net earnings decreased 55% to $29.6 million, or $0.13 per diluted share, compared with $65.4 million, or $0.30 per diluted share, earned in the first quarter of fiscal 2008.

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Earnings for the first quarter of fiscal 2009 were reduced by $0.06 per share for higher funding costs related to CarMax Auto Finance (CAF) loans originated in prior fiscal years and by $0.02 per share for accruals related to litigation.

First Quarter Business Performance Review

Sales.  “The slowdown in the economy, the dramatic rise in gasoline and food costs and the related impact on consumer spending adversely affected our first quarter performance,” said Tom Folliard, president and chief executive officer.  For the first time in more than two years, we experienced a modest decline in customer traffic in our stores.  Additionally, credit availability from our third-party nonprime lenders declined slightly during the quarter.  However, solid execution by our store teams resulted in a small improvement in our conversion rate, and this, together with the benefit of an extra Saturday in the quarter, contributed to the 1% increase in comparable store used unit sales.  Despite the slower-than-expected sales, our data indicates that we continued to gain market share in the late-model used vehicle market.

Wholesale unit sales declined 2%, reflecting a decrease in both our appraisal traffic and our appraisal buy rate (defined as appraisal purchases as a percent of vehicles appraised).  We believe that the significant depreciation in wholesale market values for SUVs, trucks and other less fuel-efficient vehicles contributed to the decrease in the buy rate.  During the quarter, wholesale industry prices for SUVs and trucks declined nearly 25%, which is approximately four times the normal depreciation expected over this period and well in excess of the depreciation expected over a full year.  “This is the most rapid depreciation of any vehicle segment that we have experienced in our 15 years,” said Folliard.

CarMax, Inc.

New vehicle unit sales declined 26%, reflecting the combination of the soft new car sales environment and the sale of our Orlando Chrysler Jeep Dodge franchise in the second quarter of fiscal 2008.  Other sales and revenues increased 4%.  Third-party finance fees, a component of other sales and revenues, declined 7%, primarily reflecting a slight increase in the percentage of our sales financed by the third-party subprime provider.  We record the discount at which this provider purchases loans as an offset to finance fee revenues received from other providers.

Gross Profit. The total gross profit per unit declined by $237 to $2,564 compared with $2,801 in the first quarter of fiscal 2008.  The majority of the decline resulted from the $192 per unit decrease in gross profit per used vehicle.  Several factors contributed to this decrease.  Our used vehicle gross profit per unit was pressured by the slowing sales environment.  The decline in appraisal traffic and the buy rate also adversely affected our gross profit per unit, as vehicles purchased directly from consumers generate more profit compared with vehicles sourced at auction.  The rapid decline in the wholesale market values for SUVs and trucks resulted in significant margin pressure on this segment of our inventory, and it led us to take supplemental pricing markdowns for these vehicles, which further pressured margins.  Compared with the fourth quarter of fiscal 2008, however, we achieved a $33 per unit improvement in total gross profit.

Wholesale gross profit per unit declined slightly, to $784 from $800 in the first quarter of fiscal 2008.  We continued to experience strong dealer-to-car ratios at our auctions, with the normal price competition among bidders contributing to the continued solid wholesale gross profit performance.

CarMax Auto Finance.  CAF income declined to $9.8 million from $37.1 million in the first quarter of fiscal 2008, reflecting the continuing effects of the disruption in global credit markets and the more challenging economic environment.  The gain percentage, which represents the gain on the sale of loans originated and sold as a percentage of loans originated and sold, decreased to 2.7% from 4.2% in the prior year’s first quarter.  The decrease reflected a combination of factors, including substantially higher funding costs in the warehouse facility, which we have been unable to offset through higher consumer rates in the current environment; an increase in the discount rate assumption used to calculate the gain on the sale of loans to 17% from 12% in the first quarter of last year; and a higher loss assumption on current quarter originations compared with the assumption used in the prior year’s quarter.

We are in the process of renewing our warehouse facility agreement, which expires in July.  Due to conditions in the credit markets, the funding cost in the facility will increase upon its renewal, and it will align more closely with the current funding costs in the public securitization market.  We have reflected these higher funding costs in the gain on sale recognized on all loans originated and sold in the first quarter of fiscal 2009.  The higher warehouse facility funding costs are expected to reduce the adjustments that may otherwise be necessary at the time the loans are refinanced in a public securitization, generally one or two quarters later.  We had originally expected some of these higher costs to be incurred when the public securitizations were completed and the warehouse facility was renewed in subsequent quarters.

CAF income for the first quarter of fiscal 2009 was reduced by $20.0 million for adjustments primarily related to loans originated during prior fiscal years.  This amount includes the impact of the increase in the funding costs for $750 million of loans that were refinanced from our warehouse facility in a private securitization completed in May 2008.  It also includes the applicable incremental warehouse facility funding costs applied to the remaining $95 million of loans that were originated in previous fiscal years and that were still in the warehouse facility at the end of the first quarter.  This $20.0 million of higher funding costs exceeded the $14 million that we had built into our fiscal 2009 expectations due to a further increase in funding costs spreads in the securitization markets.

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CarMax, Inc.

In the first quarter of fiscal 2009, we made no material changes to our loss assumptions on previously securitized receivables.

SG&A.  Selling, general and administrative expenses were 11.0% of total revenues in the first quarter of fiscal 2009 compared with 10.0% in the prior year’s first quarter.  The majority of this increase was expected, and it largely resulted from the combination of the modest level of comparable store used unit sales growth, our continued commitment to our store growth plan and the decline in the used vehicle average selling price.  In addition, in the first quarter of fiscal 2009 we accrued costs related to litigation that reduced net earnings by $0.02 per share.

Earnings and Earnings Per Share.  First quarter net earnings declined to $29.6 million, or $0.13 per share, from $65.4 million, or $0.30 per share, in fiscal 2008.  “The decrease in earnings was primarily related to the reductions in gross profit per unit and CAF income, as well as the lower-than-expected sales, all of which we believe were the direct result of external conditions,” said Folliard.  “We are encouraged, however, by our continued ability to execute in our stores and to gain market share, regardless of the external environment.”

Superstore Openings.  During the first quarter, we opened six used car superstores, entering the Phoenix, Arizona; Charleston, South Carolina; and Huntsville, Alabama, markets and expanding our presence in the San Antonio, Texas, and Sacramento, California, markets.  Despite the current weak economic conditions, we remain committed to executing our store growth plan for the long-term benefit of customers and shareholders, and we intend to open an additional eight used car superstores during the remainder of fiscal 2009.

We also expanded our car-buying center test with an opening in Dallas, Texas, in April and an opening in Baltimore, Maryland, shortly after the end of the first quarter.  We now have a total of five car-buying centers, at which we conduct appraisals and purchase, but do not sell, vehicles.  These centers represent a controlled concept test to determine whether we can achieve a meaningful increase in the percentage of vehicles sourced directly from consumers.  We will evaluate the performance of these five centers before deciding whether to open additional centers in future years.

Supplemental Financial Information

Sales Components

(In millions)	Three Months Ended May 31 (1)
	2008	2007	Change
Used vehicle sales	$1,816.8	$1,708.4	6.3%
New vehicle sales	82.1	112.6	(27.1)%
Wholesale vehicle sales	242.3	261.2	(7.2)%
Other sales and revenues:
Extended service plan revenues	36.5	33.9	7.8%
Service department sales	24.5	24.1	1.4%
Third-party finance fees, net	6.5	7.0	(6.6)%
Total other sales and revenues	67.5	65.0	3.9%
Net sales and operating revenues	$2,208.8	$2,147.1	2.9%

(1) Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

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CarMax, Inc.

Retail Vehicle Sales Changes
	Three Months Ended May 31
	2008	2007
Comparable store vehicle sales:
Used vehicle units	1%	6%
New vehicle units	(18)%	(5)%
Total	0%	5%

Used vehicle dollars	(3)%	8%
New vehicle dollars	(20)%	(5)%
Total	(4)%	7%

Total vehicle sales:
Used vehicle units	10%	15%
New vehicle units	(26)%	(5)%
Total	9%	14%

Used vehicle dollars	6%	17%
New vehicle dollars	(27)%	(5)%
Total	4%	15%

Retail Vehicle Sales Mix
	Three Months Ended May 31
	2008	2007
Vehicle units:
Used vehicles	97%	95%
New vehicles	3	5
Total	100%	100%

Vehicle dollars:
Used vehicles	96%	94%
New vehicles	4	6
Total	100%	100%

Unit Sales
	Three Months Ended May 31
	2008	2007
Used vehicles	106,747	96,766
New vehicles	3,515	4,720
Wholesale vehicles	56,329	57,714

Average Selling Prices
	Three Months Ended May 31
	2008	2007
Used vehicles	$16,852	$17,480
New vehicles	$23,211	$23,717
Wholesale vehicles	$4,184	$4,413

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CarMax, Inc.

Selected Operating Ratios

(In millions)	Three Months Ended May 31
	2008	% (1)	2007	% (1)

Net sales and operating revenues	$2,208.8	100.0%	$2,147.1	100.0%
Gross profit	$282.7	12.8%	$284.2	13.2%
CarMax Auto Finance income	$9.8	0.4%	$37.1	1.7%
Selling, general, and administrative expenses	$243.0	11.0%	$213.8	10.0%
Operating profit (EBIT) (2)	$49.5	2.2%	$107.5	5.0%
Net earnings	$29.6	1.3%	$65.4	3.0%

(1)  Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)  Operating profit equals earnings before interest and income taxes.

Gross Profit
	Three Months Ended May 31
	2008		2007
	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$1,742	10.2%	$1,934	11.0%
New vehicle gross profit	$860	3.7%	$1,008	4.2%
Wholesale vehicle gross profit	$784	18.2%	$800	17.7%
Other gross profit	$449	73.4%	$455	71.0%
Total gross profit	$2,564	12.8%	$2,801	13.2%

(1) Calculated as category gross profit divided by its respective units sold, except the other and the total categories, which are divided by total retail units sold.
(2) Calculated as a percentage of its respective sales or revenue.

CAF Income

(In millions)	Three Months Ended May 31
	2008	2007
Gain on sales of loans originated and sold	$17.1	$27.4
Other (losses) gains	(20.0)	0.4
Total (loss) gain	(2.9)	27.8
Servicing fee and interest income	21.3	16.7
Direct CAF expenses	8.6	7.4
CarMax Auto Finance income	$9.8	$37.1

Loans originated and sold	$641.6	$647.0
Gain on sales of loans originated and sold as a percentage of loans originated and sold	2.7%	4.2%

Earnings Highlights

(In millions except per share data)	Three Months Ended May 31
	2008	2007	Change
Net earnings	$29.6	$65.4	(54.8)%
Diluted weighted average shares outstanding	221.3	220.1	0.6%
Net earnings per share	$0.13	$0.30	(56.7)%

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CarMax, Inc.

Fiscal 2009 Expectations

“Our first quarter sales were modestly below expectations and earnings were disappointing,” said Folliard.  “Sales slowed through the quarter, and since Memorial Day weekend, traffic and sales weakened further.  If the current trends persist, results for the full year could be significantly below the bottom of our original earnings guidance range.  As a result of the combination of the uncertain economic conditions, rising fuel and food costs and weak consumer sentiment, exacerbated by the rapid depreciation in SUVs and trucks, we are temporarily suspending guidance on comparable store sales and earnings for fiscal 2009.  We hope to provide updated guidance later in the year, when there is a more stable outlook for the economy and we have better visibility on trends.

“While this is clearly a difficult environment for many big-ticket retailers, we remain confident in our differentiated business model, our ability to consistently gain market share, and our ability to satisfy customers, all of which support our continued store growth plan,” said Folliard.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 18, 2008.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 26912950.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on June 18, 2008, through September 19, 2008.  A telephone replay also will be available through June 25, 2008, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 26912950.

Second Quarter Fiscal 2009 Earnings Release Date

We currently plan to release second quarter sales and earnings results on Friday, September 19, 2008, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in early September.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2008 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., we currently operate 97 used car superstores in 45 markets.  The CarMax consumer offer is structured around four core equities: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the fiscal year ended February 29, 2008, we retailed 377,244 used vehicles and sold 222,406 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

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CarMax, Inc.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
•	Changes in the general U.S. or regional U.S. economy.
•
Changes in the availability or cost of capital and working capital financing, including the availability or cost of long-term financing to support our geographic growth and the availability or cost of financing auto loan receivables.

•	Changes in the competitive landscape within our industry.
•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.
•	Factors related to the regulatory environment in which we operate.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.
•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	The effect of various litigation matters.
•	Our inability to acquire or lease suitable real estate at favorable terms.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.
•	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2008, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4489.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Director, Public Relations (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended May 31
	2008	%	(1)	2007	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,816,848	82.3		$1,708,391	79.6
New vehicle sales	82,070	3.7		112,615	5.2
Wholesale vehicle sales	242,327	11.0		261,152	12.2
Other sales and revenues	67,518	3.1		64,976	3.0
Net sales and operating revenues	2,208,763	100.0		2,147,134	100.0
Cost of sales	1,926,049	87.2		1,862,913	86.8
Gross profit	282,714	12.8		284,221	13.2
CarMax Auto Finance income	9,819	0.4		37,068	1.7
Selling, general and administrative expenses	242,984	11.0		213,814	10.0
Interest expense	2,058	0.1		2,016	0.1
Interest income	264	--		378	--
Earnings before income taxes	47,755	2.2		105,837	4.9
Provision for income taxes	18,197	0.8		40,482	1.9
Net earnings	$29,558	1.3		$65,355	3.0

Weighted average common shares:
Basic	217,094			215,293
Diluted	221,346			220,130

Net earnings per share:
Basic	$0.14			$0.30
Diluted	$0.13			$0.30

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
 (In thousands)

	May 31 2008	May 31 2007	February 29 2008
ASSETS
Current assets:
Cash and cash equivalents	$11,891	$22,029	$12,965
Accounts receivable, net	75,393	68,367	73,228
Auto loan receivables held for sale	10,009	1,410	4,984
Retained interest in securitized receivables	268,613	221,894	270,761
Inventory	933,957	863,511	975,777
Prepaid expenses and other current assets	23,324	11,116	19,210

Total current assets	1,323,187	1,188,327	1,356,925

Property and equipment, net	926,348	702,431	862,497
Deferred income taxes	79,352	43,694	67,066
Other assets	47,186	42,698	46,673

TOTAL ASSETS	$2,376,073	$1,977,150	$2,333,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$274,560	$249,327	$306,013
Accrued expenses and other current liabilities	70,393	65,069	58,054
Accrued income taxes	28,943	43,235	7,569
Deferred income taxes	15,804	10,367	17,710
Short-term debt	8,403	3,680	21,017
Current portion of long-term debt	79,988	131,264	79,661

Total current liabilities	478,091	502,942	490,024

Long-term debt, excluding current portion	227,017	33,469	227,153
Deferred revenue and other liabilities	134,124	112,370	127,058

TOTAL LIABILITIES	839,232	648,781	844,235

TOTAL SHAREHOLDERS’ EQUITY	1,536,841	1,328,369	1,488,926

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,376,073	$1,977,150	$2,333,161

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
 (In thousands)

	Three Months Ended May 31
	2008	2007

Operating Activities:
Net earnings	$29,558	$65,355
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	13,248	10,835
Share-based compensation expense	9,921	9,332
Loss on disposition of assets	519	46
Deferred income tax benefit	(14,290)	(6,486)
Net (increase) decrease in:
Accounts receivable, net	(2,165)	3,046
Auto loan receivables held for sale, net	(5,025)	4,752
Retained interest in securitized receivables	2,148	(19,592)
Inventory	41,820	(27,395)
Prepaid expenses and other current assets	(4,122)	3,952
Other assets	350	335
Net increase in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	328	10,522
Deferred revenue and other liabilities	7,066	20,697
Net cash provided by operating activities	79,356	75,399

Investing Activities:
Capital expenditures	(75,732)	(60,883)
Proceeds from sales of assets	225	4
(Purchases) sales of money market securities	(863)	4,000
Purchases of investments available-for-sale	--	(4,000)
Net cash used in investing activities	(76,370)	(60,879)

Financing Activities:
(Decrease) increase in short-term debt, net	(12,614)	390
Issuances of long-term debt	193,200	191,600
Payments on long-term debt	(193,009)	(209,054)
Equity issuances, net	8,229	3,725
Excess tax benefits from share-based payment arrangements	134	1,393
Net cash used in financing activities	(4,060)	(11,946)

(Decrease) increase in cash and cash equivalents	(1,074)	2,574
Cash and cash equivalents at beginning of year	12,965	19,455
Cash and cash equivalents at end of period	$11,891	$22,029

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